Exhibit 99.2

Compass Diversified Holdings
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Compass Group Diversified Holdings LLC (the “LLC”) and Compass Diversified Holdings (“Holdings” and, together with the LLC, collectively the "Company,") acquires and manages small to middle market businesses in the ordinary course of its business.
On March 28, 2026, the Company, in its capacity as the representative (the “Stockholder Representative”) of the holders (the “Stockholders”) of common stock of SternoCandleLamp Holdings, Inc. (“Sterno”), a majority owned subsidiary of the Company, and for the limited purposes of the Rimports Distribution (as defined below), entered into a definitive Agreement and Plan of Merger (the “Agreement”) with WCHG Buyer, Inc. (“Parent”), WCHG Heat Merger Sub, Inc. (“Merger Sub”) and Sterno, pursuant to which (i) Parent would acquire all of the issued and outstanding equity securities of Sterno (which is the parent company for both a food service business and home fragrance business) through the merger of Merger Sub with and into Sterno, with Sterno surviving the merger and becoming a wholly owned subsidiary of Parent (the “Merger”), and (ii) on the day immediately prior to the closing of the Merger, Sterno would cause the distribution of all the limited liability company interests of its indirect wholly owned subsidiary Rimports, LLC (“Rimports”), which is the holding company of Sterno’s home fragrance business, to the Stockholders (the “Rimports Distribution”), with Rimports remaining a majority owned subsidiary of the Company. On April 30, 2026, the parties completed the Rimports Distribution and on May 1, 2026 completed the Merger pursuant to the Agreement.
The following unaudited pro forma condensed consolidated financial information is based on the historical consolidated financial statements of the Company including certain pro forma adjustments and has been prepared to illustrate the effect on the historical condensed consolidated financial statements of the Company of the sale of Sterno (the “Sterno Disposition”) subsequent to the Rimports Distribution, for a total enterprise value of $292.5 million, and estimated net proceeds of approximately $256.0 million at closing in respect to the Company's equity interest in Sterno, and approximately $26.3 million in respect to intercompany loans and accrued interest from Sterno. The sale of Sterno is further described in Item 2.01 of this Current Report on Form 8-K.
The unaudited pro forma combined financial statements include certain transaction accounting adjustments that reflect the accounting for the Sterno Disposition in accordance with accounting principles generally accepted in the United States (“US GAAP”) and autonomous entity adjustments that reflect certain incremental expenses necessary to present fairly our Unaudited Pro Forma Condensed Consolidated Statement of Operations and Unaudited Pro Forma Condensed Consolidated Balance Sheet as of and for the periods indicated. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2025 gives effect to the Sterno Disposition as if it had occurred January 1, 2025. The unaudited pro forma condensed consolidated balance sheet gives effect to the pro forma adjustments necessary to reflect the Sterno Disposition as if it occurred on December 31, 2025. The goodwill of the Sterno reporting unit has been allocated to Rimports and Sterno based on the relevant fair values of the two entities immediately prior to the Rimports Distribution.
The “as reported” financial information for both Compass Diversified Holdings and Sterno are derived from the audited financial statements of the Company for the years ended December 31, 2025 as filed on Form 10-K.
The unaudited pro forma financial information is for informational purposes only and does not purport to present what our results would actually have been had the Sterno Disposition actually occurred on the dates presented or to project our results of operations or financial position for any future period. This financial information may not be predictive of the future results of operations or financial condition of the Company, as the Company's future results of operation and financial condition may differ significantly from the proforma amounts reflected herein due to a variety of factors.
The pro forma adjustments are described in the accompanying notes and are based upon information and assumptions available at the time of the filing of this Current Report on Form 8-K. This unaudited pro forma condensed consolidated financial information should be read in conjunction with the consolidated financial statements, including the notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in our annual report on Form 10-K for the year ended December 31, 2025.

Compass Diversified Holdings
Condensed Consolidated Pro Forma Balance Sheet
at December 31, 2025
(unaudited)

		Pro Forma Adjustments
(in thousands)	Compass Diversified Holdings as Reported	Less: Sterno as Reported	Transaction Adjustments		Autonomous Entity Adjustments		Pro Forma Consolidated Compass Diversified Holdings
Assets
Current assets:
Cash and cash equivalents	$68,015	$(6,330)	$—		$—		$61,685
Accounts receivable, net	202,887	(21,599)	—		—		181,288
Inventories	404,102	(19,012)	—		—		385,090
Due from CGM	20,757	—	7,244	(c)	(500)	(e)	27,501
Due from unconsolidated affiliate	71,000	—	—		—		71,000
Prepaid expenses and other current assets	78,398	(2,028)	—		—		76,370
Total current assets	845,159	(48,969)	7,244		(500)		802,934
Property, plant and equipment, net	209,742	(11,406)	—		—		198,336
Goodwill	895,421	(44,019)	—		—		851,402
Intangible assets, net	892,811	(30,895)	—		—		861,916
Due from unconsolidated affiliate, long-term	26,000	—	—		—		26,000
Other non-current assets	170,051	(2,531)	—		—		167,520
Total assets	$3,039,184	$(137,820)	$7,244		(500)		$2,908,108
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$96,335	$(12,717)	$—		$—		$83,618
Accrued expenses	157,580	(14,592)	19,236	(b)	4,934	(e)	167,158
Due to related party	5,685	—	—		—		5,685
Current portion, long-term debt	37,500	—	—		—		37,500
Other current liabilities	52,519	(1,104)	—		—		51,415
Total current liabilities	349,619	(28,413)	19,236		4,934		345,376
Deferred income taxes	104,189	(1,832)	—		—		102,357
Long-term debt	1,839,817	—	(256,020)	(a)	—		1,583,797
Other non-current liabilities	171,896	(1,414)	—		—		170,482
Total liabilities	2,465,521	(31,659)	(236,784)		4,934		2,202,012
Stockholders’ equity
Stockholders’ equity	442,024	(105,149)	244,028		(5,434)		575,469
Noncontrolling interest	131,639	(1,012)	—		—		130,627
Total stockholders’ equity	573,663	(106,161)	244,028		(5,434)		706,096
Total liabilities and stockholders’ equity	$3,039,184	$(137,820)	$7,244		$(500)		$2,908,108

Compass Diversified Holdings
Condensed Consolidated Pro Forma Statement of Operations
for the year ended December 31, 2025
(unaudited)

		Pro Forma Adjustments
(in thousands, except per share data)	Compass Diversified Holdings as Reported	Less: Sterno as Reported	Transaction Adjustments		Autonomous Entity Adjustments	Pro Forma Consolidated Compass Diversified Holdings

Net sales	$1,873,584	$(154,097)	$—		$—	$1,719,487
Cost of sales	1,059,192	(103,477)	—		—	955,715
Gross profit	814,392	(50,620)	—		—	763,772
Operating expenses:
Selling, general and administrative expense	660,674	(22,805)	—		4,934	642,803
Management fees	17,937	(500)	(7,244)	(c)	500	10,693
Amortization expense	93,156	(7)	—		—	93,149
Impairment expense	31,515	—	—		—	31,515
Operating income	11,110	(27,308)	7,244		(5,434)	(14,388)
Other income (expense):
Interest expense, net	(175,270)	—	(17,333)	(d)	—	(192,603)
Amortization of debt issuance costs	(4,052)	—	—		—	(4,052)
Loss on debt extinguishment	(2,827)	—	—		—	(2,827)
Loss on deconsolidation	(111,876)	—	—		—	(111,876)
Gain on sale of Sterno	—	—	78,837	(b)	—	78,837
Other income (expense), net	(14,664)	30	—		—	(14,634)
Income from continuing operations before income taxes	(297,579)	(27,278)	68,748		(5,434)	(261,543)
Provision for income taxes	(945)	(7,766)	19,236	(b)	—	10,525
Income from continuing operations	(296,634)	(19,512)	49,512		(5,434)	(272,068)
Gain on sale of discontinued operations, net of income tax	2,906	—	—		—	2,906
Net income	(293,728)	$(19,512)	$49,512		$(5,434)	$(269,162)
Less: Income from continuing operations attributable to noncontrolling interest	(67,313)	(401)	—		—	(67,714)
Net income from continuing operations attributable to Holdings	$(226,415)	$(19,111)	$49,512		$(5,434)	$(201,448)

Basic and fully diluted loss per share attributable to Holdings (refer to Note 2)
Continuing operations	$(3.60)					$(3.28)

Weighted average number of shares outstanding - basic and fully diluted	75,236					75,236

Notes to Pro Forma Condensed Consolidated Financial Statements
(Unaudited)

Pro forma information is intended to reflect the impact of the Sterno Disposition on the Company's historical financial position and results of operations through adjustments that are directly attributable to the transaction, that are factually supportable and, with respect to the pro forma statements of operations, that are expected to have a continuing impact. In order to accomplish this, the Company eliminated the historical results of Sterno from the Company's historical financial position and results of operations.

The information in Note 1 provides a description of the pro forma adjustments from each line item in the pro forma condensed financial statements together with information explaining how the amounts were derived or calculated.

Note 1 - Pro Forma Adjustments
Transaction Accounting Adjustments
(a) This adjustment reflects reduction of the Company's 2022 Term Loan, with application of the estimated net cash proceeds received by the Company as equity holders, after payment to noncontrolling shareholders of approximately $7.2 million and payment of transaction costs of $6.7 million, from the Sterno Disposition.

(in thousands)	As of December 31, 2025
Expected net proceeds received	$256,020
Repayment of 2022 Term Loan	(256,020)
Total pro forma adjustment to long-term debt	$(256,020)

(b) This adjustment reflects the estimated gain on the Sterno Disposition as if the sale had occurred on December 31, 2025 and includes the estimated potential income tax effect. This gain may not be representative of what will actually be recorded during the year ended December 31, 2026, and the estimated tax effect has been calculated based on the sale of Sterno as a discrete item and does not consider the effect of other income tax items during the current year.

(in thousands)	December 31, 2025
Gain on sale - Sterno	$78,837
Income tax expense - gain on sale	(19,236)
Total pro forma adjustment to reflecting gain on sale of Sterno	$58,225

(c) This adjustment reflects the effect of the Sterno Disposition and partial repayment of the Company's term debt on the management fee paid to our Manager during the year ended December 30, 2025.

December 31, 2025
Repayment of 2022 Term Loan	$(256,020)
Less: Sterno net assets	(106,161)
(362,181)
Management Fee - annual	2.00%
Pro forma adjustment to reflect estimated reduction in annual management fee	$(7,244)

(d) This adjustment reflects the effect of the partial repayment of the Company's term debt during the year ended December 31, 2025, using proceeds from the Sterno Disposition. The effect of applying the net proceeds received from the Sterno Disposition to partially repay the term debt was to reduce interest expense on the term debt for the the year ended December 31, 2025.

(in thousands)	December 31, 2025
Repayment of 2022 Term Loan	$(256,020)
Effective interest rate in effect at December 31, 2025	6.77%
Total pro forma reduction in interest expense	$(17,333)

Autonomous Entity Adjustments
(e) Represents the expected costs that were previously allocated to Sterno that will now be expensed on the Rimports entity, primarily consisting of personnel and overhead costs, and the annual subsidiary management fee paid to the Company.

December 31, 2025
Personnel and overhead costs	$4,934

Subsidiary management fee	$500

Note 2 - Earnings per Share

Earnings per Share
The Company uses the two-class method to compute basic and fully diluted earnings per share. The two-class method requires companies to allocate participating securities that have rights to earnings that otherwise would have been available only to common shareholders as a separate class of securities in calculating earnings per share. The following pro forma adjustment reflects the effect of the Sterno Contribution Based Profit from a Holding Event that is reflected as an adjustment to the calculation of earnings per share:
Reconciliation of net loss available to common shares of Holdings
The following table reconciles net income from continuing operations attributable to Holdings to net income (loss) from continuing operations attributable to the common shares of Holdings:

	Year ended December 31, 2025
(in thousands)	As Reported	Pro Forma Adjustments	Pro Forma
Net loss from continuing operations attributable to Holdings	$(229,321)	$24,967	$(204,354)
Less: Distributions paid - Preferred Shares	37,577	—	37,577
Less: Accrued distributions - Preferred Shares	5,148	—	5,148
Net loss from continuing operations attributable to common shares of Holdings	$(272,046)	$24,967	$(247,079)
Earnings per share
Basic and diluted earnings per share for the fiscal year ended December 31, 2025 is calculated as follows:

	Year ended December 31, 2025
(in thousands, except per share data)	As Reported	Pro Forma Adjustments	Pro Forma
Net loss from continuing operations attributable to common shares of Holdings	$(272,046)	$24,967	$(247,079)
Less: Effect of contribution based profit—Holding Event	1,016	(1,016)	—
Loss from continuing operations attributable to common shares	$(273,062)	$23,951	(247,079)

Basic and diluted weighted average common shares of Holdings outstanding	75,236	75,236

Basic and fully diluted income (loss) per common share attributable to Holdings

Continuing operations	$(3.63)	$(3.28)